Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Corporation Reports Second Quarter Fiscal 2006 Results
Sales Advance 11%, Investments to Reduce Costs Continue
CENTENNIAL, Co., March 21, 2006 — Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the second quarter and first half of fiscal year 2006 . Penford reported a net loss for the quarter ended February 28, 2006 of $0.5 million, or $0.06 per diluted share, compared to a net loss of $1.0 million, or $0.11 per diluted share for the same period last year. Year-to-date fiscal 2006 reported net loss was $0.3 million, or $0.04 per diluted share, compared to a net loss of $4.8 million, or $0.55 per diluted share in 2005.
Second quarter sales grew to $77.1 million from $69.2 million in fiscal 2005. Consolidated gross margin as a percent of sales increased to 11.1% from 10.3% last year despite continued high energy and chemical costs. Operating expenses as a percent of sales were comparable to the previous year at 8.7%. The company recorded $0.7 million in one-time expense in the industrial ingredients business as part of a continuing program to attack costs and improve margins. Second quarter consolidated expenses also include $0.3 million in stock-based compensation costs. Interest expense rose slightly to $1.5 million from $1.4 million a year ago. The Company initiated a new grain procurement program in Australia that is designed to improve financing costs and inventory management. This change temporarily increased working capital during the quarter. Net cash from operations was comparable to last year at $4.1 million.

Revenues increased 10% in the first half of fiscal 2006 to $155.0 million on higher volumes in the North American Food Ingredients and Industrial segments. Consolidated gross margin as a percent of sales rose to 12.2% from 7.4% last year. The company recorded $0.6 million of non-recurring restructuring charges, primarily for severance expenses, during the first fiscal quarter of 2006. The first half results for fiscal 2005 included $4.1 million in strike-related operating costs in the industrial ingredients business. Expanding volumes and productivity gains worldwide as well as higher pricing in the industrial ingredients segment partly offset $6.5 million of additional energy and chemical costs incurred during the first six months of fiscal 2006.
“We have addressed soaring energy and chemical costs during the last several months by implementing process changes that have reduced usage of these inputs from historical levels. During the first half of fiscal 2006 we also retained external expertise to improve operating processes, yields and throughputs in two of our businesses. In addition, capital projects were activated that will diminish our energy exposure and broaden the choice for fuel sources in Cedar Rapids,” said Thomas Malkoski, Penford’s President and CEO.
Second Quarter Segment Results
Revenues for the second quarter 2006 at the Food Ingredients — North America business rose 14.5% to $13.6 million from $11.9 million a year ago. Total volumes grew 16%. Potato coatings sales remain strong, expanding by 12% over last year’s second quarter. Sales of new processed meat, dairy and cheese applications increased by 64% from fiscal 2005. Gross margin as a percent of sales was comparable to last year at 23.9%, as sales growth and better plant utilization were offset by escalating chemical and energy costs. Operating income rose 34% to $1.5 million from $1.1 million a year ago.
Second quarter 2006 sales at the Industrial Ingredients — North America business increased 15.5% to $41.2 million from $35.6 million in fiscal 2005, a period when this business was recovering from a strike at its Cedar Rapids manufacturing site that ended in October 2004. Export sales grew 30%. Improved product mix and pricing in all core product categories also contributed to the sales increase. Segment gross margin declined slightly to 9.3% from 9.6% the previous year. Average market prices for natural gas increased by 67% compared with the second quarter of fiscal 2005. Average unit chemical costs rose by more than 25% from the same period a year ago. The business also encountered a temporary interruption in the utility supply of steam for its Cedar Rapids facility that increased second quarter production costs by approximately $0.4 million. Quarterly manufacturing expenses include $0.7 million in non-recurring charges for external advice on optimizing energy usage and improving plant reliability/throughput. Operating income increased 29% to $0.8 million from $0.6 million a year ago.
Australia/New Zealand sales rose 2.4% from a year ago. Local currency revenue increased by 6% compared with the same period last year. Volumes grew 7%, with sweetener formulations and applications for highly modified food starches increasing at double-digit rates. Gross margin as a percent of sales expanded to 6.6% from 4.2% reflecting improvements in production yields and plant performance. Operating income was $0.1 million compared with a loss of $0.3 million last year.
“The North American Food Ingredients and Industrial Ingredients businesses have made an excellent start on the year with volumes and sales increasing at double-digit rates,” Malkoski added. “We anticipate volume and revenue growth in the second half year, but at a more normalized rate. We will continue our focus on productivity and cost programs to improve margins during the second half year and beyond.”
Penford will host a conference call to discuss second quarter results today, March 21, 2006 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended		Six months ended
	February 28,		February 28,
(In thousands except per share data)	2006	2005	2006	2005
Consolidated Results

Sales	$77,078	$69,219	$154,981	$141,284

Net loss	$(511)	$(992)	$(316)	$(4,818)

Loss per share, diluted	$(0.06)	$(0.11)	$(0.04)	$(0.55)

Results by Segment

Industrial Ingredients:

Sales	$41,165	$35,634	$79,646	$70,769
Gross margin	9.3%	9.6%	9.3%	2.3%
Operating income (loss)	781	604	1,355	(3,786)

Food Ingredients — North America:

Sales	$13,567	$11,852	$28,657	$24,124
Gross margin	23.9%	23.8%	26.1%	24.1%
Operating income	1,485	1,103	3,886	2,495

Australia/New Zealand:

Sales	$22,442	$21,905	$47,077	$47,109
Gross margin	6.6%	4.2%	8.7%	6.3%
Operating income (loss)	98	(327)	795	248

	February 28,	August 31,
	2006	2005
Current assets	$94,484	$88,937
Property, plant and equipment, net	126,771	125,267
Other assets	35,283	35,713

Total assets	256,538	249,917

Current liabilities	46,860	53,366
Long-term debt	74,820	62,107
Other liabilities	35,448	34,418
Shareholders’ equity	99,410	100,026

Total liabilities and equity	$256,538	$249,917

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended		Six months ended
	February 28,		February 28,
(In thousands except share and per share data)	2006	2005	2006	2005

Sales	$77,078	$69,219	$154,981	$141,284

Cost of sales	68,534	62,059	136,037	130,895

Gross margin	8,544	7,160	18,944	10,389

Operating expenses	6,671	5,986	14,408	11,794
Research and development expenses	1,571	1,431	3,008	2,843

Income (loss) from operations	302	(257)	1,528	(4,248)

Non-operating income, net	486	370	847	452
Interest expense	(1,534)	(1,358)	(2,867)	(2,620)

Loss before income taxes	(746)	(1,245)	(492)	(6,416)

Income tax benefit	(235)	(253)	(176)	(1,598)

Net loss	$(511)	$(992)	$(316)	$(4,818)

Weighted average common shares and equivalents outstanding, diluted	8,880,721	8,824,983	8,878,885	8,820,802

Loss per share, diluted	$(0.06)	$(0.11)	$(0.04)	$(0.55)

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12
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